Prudential Investments LLC

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

June 1, 2007

Board of Trustees

Dryden Index Series Fund

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

Re: Management Fee Waiver: Dryden Stock Index Fund

To the Board of Trustees:

Effective June 1, 2007, Prudential Investments LLC (“PI”), as the Investment Manager of Dryden Index Series Fund—Dryden Stock Index Fund has contractually agreed through January 31, 2009 to waive such portion of its contractual management fee with respect to the Fund so that the management fee rate will be 0.08%.

Prudential Investments LLC

By:	/s/ Robert F. Gunia

Robert F. Gunia

Executive Vice President

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